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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-104074 of Hutchinson Technology Incorporated on Form S-3 of our report dated October 31, 2003, relating to the financial statements and financial statement schedule of Hutchinson Technology Incorporated as of and for the years ended September 28, 2003 and September 29, 2002, appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 28, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/  DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
May 13, 2004